Exhibit 3.1
ARTICLES OF ORGANIZATION
OF
ALTA MESA HOLDINGS GP, LLC
     I, the undersigned natural person of the age of eighteen (18) years or more, acting as the organizer of a limited liability company (the “Company”) under the Texas Limited Liability Company Act (the “Act”), do hereby adopt the following Articles of Organization for the Company:
ARTICLE I
     The name of the Company is Alta Mesa Holdings GP, LLC.
ARTICLE II
     The period of duration of the Company is perpetual from the date of filing of these Articles of Organization with the Secretary of State of Texas, unless earlier dissolved in accordance with either the Act or the provisions of the Regulations of the Company.
ARTICLE III
     The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act.
ARTICLE IV
     The name and address of the initial registered agent of the Company in the State of Texas are Harlan H. Chappelle, 6200 Highway 6 South, Suite 201, Houston, Texas 77083.
ARTICLE V
     The Company is to be managed by one or more managers. The number of initial managers, who shall serve as managers until the first annual meeting of members of the Company or until their successors are duly elected, shall be three (3). The names and addresses of such initial managers are as follows:
Michael E. Ellis
6200 Highway 6 South, Suite 201
Houston, Texas 77083
Mickey Ellis
6200 Highway 6 South, Suite 201
Houston, Texas 77083

Harlan H. Chappelle
6200 Highway 6 South, Suite 201
Houston, Texas 77083
ARTICLE VI
     The name and address of the organizer of the Company are as follows:
Michael E. Ellis
6200 Highway 6 South, Suite 201
Houston, Texas 77083
     IN WITNESS WHEREOF, I have hereunto set my hand effective this 26 day of September, 2005.

/s/ Michael E. Ellis
Michael E. Ellis, Organizer

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